Exhibit 99.1

Chittenden Corporation 2 Burlington Square P.O. Box 820 Burlington, Vermont 05402-0820 802-658-4000	Kirk W. Walters (802) 660-1561

For Immediate Release

February 28, 2005	25/05

CHITTENDEN TO PRESENT AT THE KEEFE, BRUYETTE & WOODS EASTERN REGIONAL BANK SYMPOSIUM ON MARCH 2.

Burlington, VT — Chittenden Corporation (NYSE:CHZ) announced today that John Kelly, Executive Vice President and Chief Banking Officer, and Kirk Walters, Executive Vice President and Chief Financial Officer, will be speaking at the Keefe, Bruyette & Woods Eastern Regional Bank Symposium on Wednesday, March 2, 2005. Chittenden is scheduled to make its presentation at 11:25 am. Interested parties can access Chittenden’s presentation through an audio web link established by Keefe, Bruyette & Woods. The web link is www.kbw.com. The conference will be held at Langham Hotel in Boston.

The Company may answer one or more questions concerning business and financial developments and trends and other business and financial matters affecting the Company, some of the responses to which may contain information that has not previously been disclosed.

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial, and consumer loans; insurance; and investment and trust services to individuals, businesses, and the public sector. Chittenden Corporation news releases, including earnings announcements, are available on the Company’s website.

[1]	Chittenden’s subsidiaries are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, and Ocean National Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securities, Inc.